EXHIBIT 99.1

Tuesday November 15, 2005
FOR IMMEDIATE RELEASE

      New Frontier Energy, Inc. (NFEI) Provides Project Development Update


DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB) today announced that the Company and its working interest partners have acquired a leasehold interest in an additional 2,634 gross acres in its Slater Dome Prospect by successfully bidding on the acreage at the federal oil and gas lease sale held on November 10, 2005. The acquisition is significant as the newly acquired acreage offsets existing gas production and will allow the Company to continue the prudent development of the Slater Dome Prospect.

The Slater Dome Prospect consists of approximately 34,265 gross acres of oil and gas leases operated by an independent third party; the Company has a 30% working interest in the prospect. The Company and its exploration partners have drilled twelve gas wells at the Slater Dome Prospect and have one water disposal well. The Company commenced production from six wells in June 2005 and has tied a seventh well into the gathering line in November 2005.

Paul G. Laird, New Frontier's and CEO commented, "We anticipate increasing gas volumes from our wells as the dewatering process continues. As is common with many coalbed methane fields, a period of dewatering the coalbeds is generally required, and is associated with steadily increasing gas production. While encouraged by the present levels of methane gas production, additional production history will be required before the full commercial and reserve potential of these wells is known".


About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming--the southern end of the "Atlantic Rim". The Company owns a majority of the limited partnership interests in the 18-mile gas gathering line that delivers gas from the Slater Dome prospect to a transportation hub. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO
Phone: 303-730-9994
Forward-looking Statements